[LCA VISION LOGO]

Company Contacts:	Investor Relations Contacts:
LCA-Vision Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Jody Cain
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	jcain@lhai.com
www.lasikplus.com	www.lhai.com

LCA-VISION REPORTS RECORD FIRST QUARTER
DILUTED EPS OF $0.93, OR $0.50 EXCLUDING TAX BENEFIT

Company raises 2004 financial guidance

CINCINNATI (April 27, 2004) – LCA-Vision Inc. (Nasdaq NM: LCAV), a leading developer and operator of fixed-site laser vision correction services under the brand name LasikPlus, today reported financial results for the three months ended March 31, 2004. Highlights from the first quarter of 2004 include:

•	Earnings per diluted share of $0.93, or $0.50 excluding an income tax benefit, up significantly from earnings per diluted share of $0.16 in the first quarter of 2003
•	Revenues of approximately $31.7 million, up 58% from revenues of approximately $20.0 million reported in the first quarter of 2003
•	Revenue growth at LasikPlus vision centers open at least 12 months, up 48% from the first quarter of 2003
•	Procedure volume of 24,270, up 43% from 17,028 in the first quarter of 2003
•	Revenue per procedure of $1,304, up 11% from $1,173 in the first quarter of 2003
•	Operating income increased to 21.4% of revenues, compared with 8.2% of revenues in the first quarter of 2003
•	Net cash provided by operations of approximately $6.9 million, up 109% from the approximately $3.3 million of net cash provided by operations in the first quarter of 2003
•	Opening new LasikPlus vision centers in San Antonio, Texas, Orlando, Florida, and the Company’s third vision center in Toronto, Ontario
•	Appointing E. Anthony Woods and Craig P.R. Joffe to the Company’s board of directors

Net income for the first quarter of 2004 was $12,729,000, or $0.93 per fully diluted share, compared with first quarter 2003 net income of $1,757,000, or $0.16 per fully diluted share. Included in 2004 first quarter financial results is an income tax benefit of $5,900,000 to reverse a portion of the valuation allowance on the Company’s deferred tax assets. Without the benefit of the reversal of this allowance, the Company reported first quarter 2004 net income of $6,829,000, or $0.50 per diluted share. Management believes earnings per share excluding the benefit of the reversal of the reserve is a meaningful disclosure, facilitating year-over-year comparison on a consistent basis.

-more-

Revenues for the first quarter of 2004 increased to $31,650,000, up more than 58% compared with revenues of $19,982,000 in the first quarter of 2003. Revenues at LasikPlus vision centers open for at least 12 months increased by 48% in the first quarter of 2004 compared with the first quarter of 2003.

Net cash provided by operations in the first quarter of 2004 was $6,927,000. As a result, cash and short-term investments increased to $72,056,000 as of March 31, 2004, up from $64,908,000 as of December 31, 2003.

Stephen N. Joffe, Chairman and CEO of LCA-Vision, stated, “We anticipate additional revenue growth during 2004 as we increase our market share, benefit from overall industry growth and open new LasikPlus vision centers. We have very specific criteria for vision center locations, and each vision center is opened with the expectation of reaching breakeven within six months. With our strong balance sheet, we believe we are well positioned to actively pursue our planned expansion.”

Mr. Joffe added, “As a result of our exceptional financial performance in this year’s first quarter, our proven operating model and our current outlook for the remainder of 2004, we are increasing our 2004 financial guidance from the prior guidance we provided in February of this year. We now expect to report pretax income in 2004 of $16.6 million to $18.2 million. We expect revenues to be in the range of $115 million to $117 million, up from our prior guidance of $110 million. We expect to report 2004 earnings per diluted share in the range of $1.55 to $1.65, which is an increase from our prior EPS guidance of $0.90 to $0.95, and includes the $5.9 million benefit recorded in the first quarter of 2004 for the partial reversal of the deferred tax valuation allowance.”

Conference Call

LCA-Vision has scheduled an investor conference call beginning at 10:00 a.m. Eastern Time today. To participate in the call, please dial 888-803-7404 toll-free within the U.S. and Canada, or 706-634-1308 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 toll-free within the U.S. and Canada, or 706-645-9291 for international callers. Enter reservation number 6442521.

Individual investors are invited to listen to the conference call live over the Internet by going to the “Investors” section of the Company’s Web site at www.lasikplus.com. A replay of the call will be available for 30 days.

About LCA-Vision

LCA-Vision operates 41 laser vision correction centers, including 37 wholly owned LasikPlus vision centers located in large metropolitan markets throughout the United States, three joint ventures in Canada and one joint venture in Europe.

This news release contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this release, including statements respecting the Company’s belief that revenues, income and earnings will exhibit healthy year-over-year growth and new vision centers will shortly reach breakeven, among others, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, including market acceptance of our services, competition in the laser vision correction industry, an inability to attract new patients, the possibility of long-term side effects and adverse publicity regarding laser vision correction, adverse economic conditions, and the relatively high fixed cost structure of our business, among other factors. For a further discussion of factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three months ended March 31,
	2004	2003
Revenues	$31,650	$19,982

Operating costs and expenses
Medical professional and license fees	6,465	4,071
Direct costs of services	9,630	7,774
General and administrative expenses	2,289	2,018
Marketing and advertising	4,789	2,975
Depreciation	1,716	1,505

Operating income	6,761	1,639

Equity in earnings from unconsolidated businesses	72	147
Minority equity interest	(124)	(80)
Interest income	367	36
Other income	—	53

Income before taxes on income	7,076	1,795

Income tax (benefit) expense	(5,653)	38

Net income	$12,729	$1,757

Income per common share
Basic	$0.96	$0.16
Diluted	$0.93	$0.16

Weighted average shares outstanding
Basic	13,320	10,743
Diluted	13,751	10,744

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

Assets	March 31, 2004	December 31, 2003
Current assets
Cash and cash equivalents	$72,056	$64,908
Accounts receivable, net of allowance for doubtful accounts of $1,472 and $1,480	4,538	3,255
Receivable from vendor	713	802
Prepaid expenses, inventory and other	1,854	1,422
Deferred tax asset	5,900	—

Total current assets	85,061	70,387

Property and equipment	42,597	41,967
Accumulated depreciation and amortization	(26,329)	(24,622)

Property and equipment, net	16,268	17,345

Accounts receivable, net of allowance for doubtful accounts of $712 and $416	1,276	749
Goodwill	275	275
Deferred compensation plan assets	598	461
Investment in unconsolidated businesses	407	385
Other assets	440	435

Total assets	$104,325	$90,037

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$3,759	$4,883
Accrued liabilities and other	5,830	4,518

Total current liabilities	9,589	9,401

Deferred compensation liability	597	457
Insurance reserve	1,242	963
Minority equity interest	538	414

Stockholders’ investment
Common stock ($0.001 par value; 15,708,365 and 13,110,306 shares and 13,341,168 and 10,743,109 shares issued and outstanding, respectively)	16	16
Contributed capital	132,039	131,203
Common stock in treasury, at cost (2,367,197 shares and 2,367,197 shares)	(15,462)	(15,462)
Accumulated deficit	(24,340)	(37,069)
Accumulated other comprehensive income	106	114

Total stockholders’ investment	92,359	78,802

Total liabilities and stockholders’ investment	$104,325	$90,037

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flow from operating activities:
Net income	$12,729	$1,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,716	1,505
Provision for loss on doubtful accounts	288	—
Deferred income taxes	(5,900)
Deferred compensation	140	82
Insurance reserve	279	431
Equity in earnings of unconsolidated affiliates	(72)	(147)
Changes in working capital:
Accounts receivable	(2,098)	(376)
Receivables from vendors	89	(107)
Prepaid expenses, inventory and other	(432)	554
Accounts payable	(1,124)	(1,169)
Accrued liabilities and other	1,312	766

Net cash provided by operations	6,927	3,296

Cash flow from investing activities:
Purchase of property and equipment	(646)	(475)
Deferred compensation plan	(137)	(72)
Loans to shareholders	—	(10)
Other, net	118	133

Net cash used in investing activities	(665)	(424)

Cash flows from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	—	(3)
Exercise of stock options	836	—
Distribution of minority equity investees	50	15

Net cash provided by financing activities	886	12

Increase in cash and cash equivalents	7,148	2,884

Cash and cash equivalents at beginning of period	64,908	18,298

Cash and cash equivalents at end of period	$72,056	$21,182

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